EXHIBIT 99.8

FOR IMMEDIATE RELEASE

Amiworld Executives Welcome Colombian

President Alvaro Uribe Velez

Columbian leader hails Amiworld plants as models

NEW YORK – February 20, 2009 – Amiworld, Inc. (OTCBB: AMWO), an international energy company engaged in the production and distribution of diversified fuel products and services with a focus on emerging global economies, today announced that a contingent of its senior executive management team led by Mamoru Saito, Chief Executive Officer, greeted Colombian President Alvaro Uribe Velez during his recent visit to the company’s biodiesel plant in Santa Marta.

In his remarks, President Uribe cited Amiworld’s biodiesel and petroleum plants as models given the company’s commitment to the environment, social responsibility and employment in the region. He also stressed the growing importance of the biodiesel industry in Colombia and the fact that Santa Marta is emerging as a leader in this area due, in large part, to Amiworld’s investment in the city.

During President Uribe’s visit, Mr. Saito said, “We are truly grateful for the support that we have received from the Colombian government and people during the two years we have been operating there. In addition to a highly-skilled and dedicated workforce, Colombia is rich in palm oil, our primary feedstock and a clean energy source. We embrace and wholeheartedly support the forward-thinking policies of President Uribe’s government in the development of the nation’s economy.”

Mr. Saito also outlined the company’s plans to complete the expansion of the petroleum refinery to 100,000 barrels per month and its partnership with Odin Energy Corporation (Panama Corporation), a wholly-owned subsidiary of JASB of New York Corporation (Amiworld’s principal shareholder), to supply biodiesel and petroleum diesel to its planned mixing plant and to subsequently sell the mixed products. This will allow Amiworld to be the first company in Colombia to be able to supply a biodiesel mix produced from a single site which will significantly lower operating costs and allow flexibility in meeting the mix requirements specified by Amiworld’s customer base. He concluded, “We remain deeply committed to helping the Colombian government meet its biofuels initiatives, which mandate a 10% biodiesel mix this year. We look forward to the continued support of President Uribe and the people of Colombia.”

About Amiworld, Inc.

Amiworld, Inc. is a high growth New York-based international energy company engaged in the production and distribution of alternative and traditional energy products and services. With state-of-the-art refining and distribution facilities in Colombia, South America, the Company is capitalizing on the worldwide energy demand with diversified products and services including biodiesel, petroleum diesel, international oil trading and the shipping of oil and fuel products with a principal focus on economies in South America and Asia. With an overriding commitment of building shareholder value, Amiworld continuously evaluates opportunities to drive revenues and earnings growth organically and through strategic acquisitions.

Amiworld owns and operates the only government certified biodiesel plant in Colombia. The Company believes it is well positioned to capitalize on its unique government status as a result of the Colombian government’s aggressive biofuels initiatives mandating a 5% biodiesel mix by 2008 and 10% by 2009. With global biofuels demand projected to grow 20% annually to 92 million tons by 2011, Amiworld intends to significantly increase its market penetration in South America, Asia and the US.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of AMWO could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact:

Daniela Viola

Makovsky + Company

(212) 508-9676

dviola@makovsky.com